Exhibit 10.5

ADMINISTRATIVE
SERVICES AGREEMENT

BETWEEN MIDWEST

HOLDING INC. AND

INVESTORS HERITAGE LIFE INSURANCE COMPANY

EXHIBITS

A     Service Agreement Pricing for MHI

B     Reports Covered By this Agreement

C     Authorized Officers of the Administrator

D     Financial Reporting Timelines

ADMINISTRATIVE
SERVICES AGREEMENT
between

MIDWEST HOLDING INC.

and

INVESTORS HERITAGE LIFE INSURANCE COMPANY

1. Parties

1.1           The parties to this Agreement are Midwest Holding Inc.  (hereinafter referred to as “MHI”), a corporation, whose principal place of business is at 8101 0 Street, Suite 101, Lincoln, Nebraska 68510, and Investors Heritage Life Insurance Company (hereinafter referred to as “Administrator”), a Kentucky corporation, whose principal place of business is at 200 Capitol Avenue, Frankfort, Kentucky 40601.

1.2           The registered agent and address for service of process for MHI is Rick Meyer, 8101 0 Street, Suite 101, Lincoln, Nebraska 68510 and for Administrator is Robert M. Hardy, Jr., 200 Capitol Avenue, Frankfort, Kentucky 40601.

2. Purpose

The parties desire to enter into an Agreement to provide for the performance by Administrator of certain administrative services for MHI.

3. Administrative Services and Pricing Agreement

3.1           Administrator will perform administrative services for MHI as set forth in paragraph 3.2 and as priced in accordance with the MHI Service Agreement Pricing attached as Exhibit A, with respect to the administrative services to be provided to MHI (“MHI Services”).  All Administrative Services will be performed in a manner reasonably acceptable to and approved by both parties.

3.2           The MHI Services shall include the following items:

a.             Maintenance of a cash-basis general ledger based on cash information provided by management of MHI;

b.             Reconciliation of cash accounts on a monthly basis;

c.             Preparation of draft monthly GAAP-basis consolidated holding company balance sheet and income statement (assuming non-complex operations and one insurance company consolidated subsidiary; fees relative to such additional complexity may be negotiated);

d.             Preparation of draft annual GAAP-basis consolidated financial statements and footnotes, as required by the Company;

e.             Preparation of draft of stand alone IRS Form 1120 for MHI; and

f.              Furnish MHI with the information  necessary for their 1099 reporting requirements.

MHI shall have the ultimate responsibility for the accuracy of any filings including GAAP-basis financial information and IRS Form 1120.  Administrator shall only be responsible for correctly reporting the information provided by MHI and shall bear no responsibility for the quality or accuracy of information received from MHI to be used to maintain the cash-basis general ledger and accrual information for GAAP reporting purposes.  The timeliness of the reports provided by Administrator, including the ledger, will be predicated on the timely receipt of cash basis information from MHI which information must include adequate documentation necessary to substantiate all cash activity in correlation with Internal Revenue Service requirements and sound business practices.

4. Complaints and Litigation

4.1           Each party will inform the other on a timely basis of complaints or inquiries from any other state, federal or local governmental agency.  MHI will forward to Administrator, in a timely manner, any Complaint so that Administrator can determine if it should respond to such Complaint.  If appropriate, Administrator may forward a draft of its response to MHI for review.  Each party may respond on its own behalf, and will advise the other of its intent to do so.

4.2           Administrator will inform MHI immediately of any litigation of which Administrator becomes aware.  MHI will immediately inform Administrator of any litigation that names Administrator as a party.

5. Performance of Administrative Services

5.1           Administrator agrees to perform all functions contemplated by this Agreement in a timely and professional manner. Financial Accounting timeline provided in Exhibit D.

5.2           Administrator will employ individuals with the necessary skills to perform the Administrative Services according to Paragraph 3.2. above, and/or contract with the appropriate consultants who have the necessary professional qualifications to perform in a like manner.

6. Records and Reports

6.1           All original books, records, documents, accounts, and vouchers, or true copies of the same produced by Administrator pursuant to this Agreement, shall be located at the home or branch office of Administrator.

6.2           All original copies of the items listed above, shall be available to MHI upon request.  Upon termination of this Agreement, Administrator shall provide any or all of this property to MHI upon their request at the home or branch office of Administrator. Administrator shall not dispose of these records without the prior consent of MHI. Administrator shall comply with all applicable record retention statutes and regulations of the Commonwealth of Kentucky, the state of Nebraska and any other applicable jurisdictions.

6.3           To the extent either party requests copies of any information, readable copies of all such information contained in the records maintained hereunder shall be delivered to the other party’s home office, or at any other place mutually agreeable to the parties, within ten (10) days after written request is made for such records by an officer of either party.  Either party will comply with all reasonable requests to produce readable copies in less than ten (10) days if either needs such copies to respond to threatened or actual litigation, complaints, examinations or regulatory inquiries from any state, federal, or local governmental agencies.

6.4           In the event of the termination of this Agreement, Administrator’s records in the possession of Administrator and the use and control of those records shall remain the property of MHI and shall be returned to their representative at their request; provided, however, Administrator shall retain a copy of all records for the period of time required by state law.  Administrator shall be reimbursed for the cost of reproducing and maintaining a copy of the records.  In addition, MHI shall reimburse Administrator for the cost of compliance with a request for records from any regulatory authority or pursuant to a subpoena.

6.5           Section 6 shall survive the termination of this Agreement.

7. Compensation

As full and complete consideration for the services to be provided hereunder, the parties agree to accept the Service Agreement Pricing attached as Exhibit A which provides for an annual base fee to be paid for services to MHI. The Service Agreement Pricing may be modified from time to time, as agreed upon by the parties.

8. Confidentiality

8.1           Administrator and MHI acknowledge that certain information concerning the other’s business is confidential or trade secret information, and neither party shall permit the duplication, use, or disclosure of any such ‘confidential or trade secret information’ to any person (other than its own employees, agents, representatives, independent contractors or consultants who must have such information for the performance of obligations hereunder), unless such duplication, use, or disclosure is specifically authorized in writing by the other party.  Provided, however, that Administrator and MHI will be responsible for assuring that all such employees, agents, representatives, independent contractors, or consultants comply with section 8 of this Agreement.  ‘Confidential or trade secret information’ includes, but is not limited to all records, marketing materials, forms, rates and any materials used by the parties under this Agreement that are not meant for public dissemination.  ‘Confidential or trade secret information’ is not meant to include any information which, at the time of disclosure, is generally known to the public or the insurance industry.

8.2           Both parties agree to comply with federal privacy notice requirements.

8.3           Section 8 shall survive the termination of this Agreement.

9. Auditing Rights

MHI, at the.lr own expense, shall have the r’1ght to conduct such aud.lt acflvif1es as deemed appropriate by both parties including the right to audit the appropriate books and records of Administrator from time to time to verify the accuracy of the information supplied by Administrator to them and to permit them to fulfill their contractual obligations to insureds.  If MHI requests such audits, they will be performed during regular office hours in a manner least likely to disturb the day-to-day operation of Administrator.  Administrator also recognizes the right of their independent auditors to examine the books and records of Administrator that are applicable only to MHI and will make reasonable efforts to allow them to do so.

10. Term and Termination

The Effective Date of the Agreement is the         day of                  2009, and this Agreement shall be effective for a period of five (5) years to and including                     , 2014.  This Agreement may be terminated at any time by either party providing prior written notice of termination to the other party at least 180 days before the effective date of termination.

11. Notice

Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:

For MHI: Midwest

Holding Inc.

Attn: Rick Meyer, Chairman

8101 O Street, Suite 101

Lincoln, Nebraska 68510

For Administrator:

Investors Heritage Life Insurance Company
Attention: Harry Lee Waterfield II, President
Post Office Box 717

Frankfort, Kentucky 40602-0717

Notices sent by hand delivery shall be deemed effective on the date of hand delivery.  Notices sent by overnight carrier shall be deemed effective on the next business day after being placed into the hands of the overnight carrier.  Notices sent by registered or certified mail shall be deemed effective on the third business day after being deposited into the post office.  Notices sent by facsimile transmission shall be deemed to be effective on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient) otherwise they shall be deemed effective on the next business day.

12. Indemnification and Liability

Each party shall indemnify and shall be liable to the other for any material claims and damages, and any associated costs and reasonable attorney fees, resulting from the negligent acts or omissions, intentional acts or omissions, or regulatory violations in disregard of usual and customary operating procedures of such parties by their employees, officers, common-law agents, independent contractors or consultants. MHI shall indemnify and hold Administrator harmless from any and all claims unless any such claim is the direct result of Administrator’s gross negligence or willful misconduct.

13. Assignment

No right or obligation under this Agreement may be assigned by either party without the written consent of the other.

14. Governing Law

The parties to this Agreement expressly and explicitly agree that this Agreement is entered into and approved in the Commonwealth of Kentucky, that the laws of Kentucky shall govern the rights and duties of the parties and the interpretation of this Agreement, and that the Commonwealth of Kentucky shall be the exclusive and proper forum in which to bring and litigate any action arising under this Agreement.

15. Waiver

Any waiver by either party of any requirement hereunder shall be deemed to be a specific limited waiver and shall not be deemed to be a continuing waiver nor a waiver of any other requirement hereof.

16. Entire Contract and Amendments

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof.  No amendment to or modification of this Agreement shall be valid unless set forth in a written instrument executed by authorized officers of both parties.

17. Arbitration

17.1         Should any controversy arise between the parties which cannot be resolved in the normal course of business with respect to the interpretation of this Agreement for the performance of the respective obligations of the parties under this Agreement, the controversy shall be submitted to arbitration in accordance herewith.

17.2         The Board of Arbitration shall consist of two Arbitrators and an Umpire, all of whom shall be active or retired executive officers of insurance or reinsurance companies having no direct or indirect financial interest in either party or its affiliates. The seat of this Board of Arbitration shall be Frankfort, Kentucky unless disputants agree otherwise in writing.  One Arbitrator shall be chosen by Administrator and the other by MHI.  The umpire shall be chosen by the two Arbitrators.

17.3         Arbitration may be initiated by either party (the petitioner) demanding arbitration and naming its Arbitrator.  The other party (the respondent) shall have thirty (30) days within which to designate its Arbitrator after receiving demand, in writing, from the petitioner.  In case the respondent fails to designate its Arbitrator within the time stated above, the petitioner is expressly authorized and empowered to name the second Arbitrator; and respondent shall not be deemed to be aggrieved thereby.  The Arbitrators shall designate an Umpire within thirty (30) days after both Arbitrators have been named.  In the event the two Arbitrators do not agree within thirty (30) days on the selection of an Umpire, each of them shall immediately name three (3) names, of whom the other two shall decline two (2); and the decision shall be made by drawing lots.  The three (3) arbitrators shall be referred to as the Board of Arbitration.

17.4         Each party shall submit its case to the Board of Arbitration within forty-five (45) days from the date of appointment of the Umpire, but this period of time may be extended by unanimous consent, in writing, of the members of the Board of Arbitration (the Board).  The Board shall interpret this Agreement as an honorable engagement rather than as a legal obligation and shall make its award with a view to effecting the general purpose and intent of this Agreement in a reasonable manner, rather than in accordance with the literal interpretation of the Agreement.  The Board shall be relieved from all judicial formalities and may abstain from following the strict rules of the law. The decision of the Board, or a majority of the Board, in writing, rendered at the earliest convenient date, shall be final and binding upon all parties.

17.5         Administrator and MHI shall each pay the fee of its own Arbitrator and one-half of the fee of the Umpire, and the remaining costs of the Arbitration shall be borne and paid by the party incurring the costs.

17.6         In the event both Arbitrators are chosen by the petitioner, as provided in the third paragraph of this Section, Administrator and MHI shall each pay one-half of the fees of both the Arbitrators and the Umpire; and the remaining cost of the Arbitration shall be borne and paid by the party incurring the cost.

17.7         This Article shall survive cancellation of this Agreement.

18. Authorization

MHI agrees to grant binding authorization for certain officers of Administrator, as set forth on Exhibit C, to sign any and all necessary documents relating to the performance of services set forth in Section 3.

19. Construction

To the extent that this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner not inconsistent with such law or regulation.  If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be illegal or otherwise unenforceable, the same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

20. Effective Date

The effective date of this Agreement shall be the 17th day of August, 2009.

MIDWEST HOLDING INC. (“MHI”)

By:	/S/ Rick Meyer	By:

Title:	CEO	Title:

Date:	8/11/09	Date:

INVESTORS HERITAGE LIFE INSURANCE COMPANY (“ADMINISTRATOR”)

By:	/s/ [Illegible]	By:

Title:		Title:

Date:		Date:

EXHIBIT A

SERVICE AGREEMENT PRICING

Midwest Holding Inc.

Our Fees are based on annual fee, billed and collected on a monthly basis, plus various expenses as billed, as set forth below.

Annual Base Fee: $30,000

Other pass-through fees which are billed and collected as needed and/or as incurred, are as follows:

•      Postage

•      Copies

•      Printing costs

•      Travel and lodging

•      Non-company audits

•      Software costs for two return presentations and any other filings

•      Additional equipment costs, if necessary

The annual base fee will increase 5% per year beginning in the 2nd year of this Agreement.

In addition to the annual base fee, the fees for preparation of the annual GAAP consolidated financial statements and footnotes, which are subject to the same scope limitations on accounting services as discussed above, are $15,000 and will be billed and payable at the time such services are performed.

These services and fees specifically exclude any additional requirements due to size or filings with the Securities and Exchange Commission, such services necessary to comply with Sarbanes-Oxley, XBRL needs, preparation of Management’s Discussion and Analysis, or any other services not specifically outlined herein or which may arise in the future.  Fees for such services will be negotiated if and when they become necessary.

Any other fees for any additional services not listed in Paragraph 3.2, shall be negotiated and determined between the parties.

EXHIBIT 8

Report(s) Covered by this Agreement

1.     Monthly GAAP-basis consolidated base financial statements (Balance Sheet and Income Statement)

2.     Annual GAAP-basis consolidated financial statements and footnotes, as requested by MHI

3.     Draft of stand alone IRS Form 1120

4.     Annual 1099 Reporting

EXHIBITC

Officers of Administrator Authorized to Sign on Behalf of MHI and the Life Sub

Harry Lee Waterfield, II
Chairman of the Board;
President and Chief Executive Officer

Robert M. Hardy, Jr.
Vice President and General Counsel

Raymond L. Carr
Chief Financial Officer
Vice President, Administrative Operations

Larry Johnson
Assistant Vice President, Administrative Operations

Julie Hunsinger
Vice President and Chief Actuary

Jimmy McIver
Treasurer

Exhibit D

Financial Reporting Timelines

Monthly Consolidated Base financial statements will be provided by the 20th of the month following with the following timelines in place:

Receipt of approved cost-sharing allocation entries by the 1oth of the month following close

Receipt of other accrual entries for which administrator does not have information by the 1oth of the month following close

Online access to bank accounts including operations, custody, etc. Downloadable file from custodian bank with transactions, i.e. Interest payments, dividends, principal reductions, purchases, sales, etc.

If CMO’s are in portfolio, Book values on prepayment speeds to calculate amortization provided by 3rd business day following close

Market values by 5th business day following close

Annual Consolidated Financial Statements and Footnotes would be available by March 15th with the following additional timelines:

FAS 115 level designation for GAAP financials, Classify securities by:

Asset Backed

Corporate

Foreign

U.S. Govt. Backed

Commercial Mtg-Backed Sec

Residential Mtg-Baked

Collateralized Debt Obligation

State and Political Subdivision

By 1oth business day following the end of year

FAS 157 level (either level 1,2 or 3 along with supporting custodial information) By 1oth Business day following the end of year

NAIC Designation & Market Value

By 10th business day following end of year